United Realty Trust Incorporated 8-K

Exhibit 99.1

April 28, 2014

Mr. Jacob Frydman

CEO & Chairman of the Board

United Realty Advisors LP

60 Broad Street 34th floor

New York, New York 10004

Dear Jacob,

I am writing to inform you that I will be resigning from my position as Chief Accounting Officer and Treasurer of United Realty Trust Incorporated and as Chief Accounting Officer of United Realty Advisors LP.. My last day of employment will be May 1, 2014.

I have accepted a position with another Company and my resignation is not due to any disagreement with United Realty on any matters relating to the company’s operations, policies or practices. I have truly enjoyed working for you and United Realty. I appreciate the opportunities I have been given at United Realty and your professional guidance and support. You have always been good to me which was why my decision to move on was an extremely hard decision to make. I wish you and the Company success in the future.

If I can be of any assistance during this transition, please let me know. I would be glad to help however I can.

Sincerely,

/s/ Joseph V. LoParrino

Joseph V. LoParrino